Exhibit 10.2

SECOND AMENDMENT TO

APPLIED MATERIALS, INC. 2016 DEFERRED COMPENSATION PLAN
(OCTOBER 12, 2015 RESTATEMENT)
Applied Materials, Inc. (the “Company”), having established the Applied Materials, Inc. 2016 Deferred Compensation Plan (the “Plan”), originally effective as of January 1, 2005, most recently restated effective as of October 12, 2015,and as subsequently amended by the first amendment to the restated Plan, hereby further amends the restated Plan in the following particulars, effective as of the dates indicated:
1.Effective as of January 1, 2018, by substituting the following for the penultimate sentence of Section 1.28 of the Plan:
“In the event that the Participant is a ‘key employee’ (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company, to the extent required by Code Section 409A, the Payment Date for payments commencing on account of Separation from Service shall be no earlier than the earlier of (i) the first day of the seventh (7th) calendar month commencing after the Participant’s Separation from Service, or (ii) the Participant’s death.”

2.    Effective January 1, 2019, by substituting the following for the first sentence of Section 3.1.6 of the Plan:
“After the beginning of the Plan Year (or the effective date of a mid-year commencement of participation, Fiscal Year Bonus Compensation deferral election or Performance-Based Compensation deferral election), or such earlier time as may be specified by the Administrative Committee in its discretion, deferral elections with respect to Compensation for services performed during such Plan Year (or other applicable performance period) shall be irrevocable except that the Administrative Committee may cancel a Participant’s deferral election(s) to the extent permitted under Code Section 409A: (i) in the event of an Unforeseeable Emergency, (ii) by reason of the Participant’s Qualifying Disability (as defined below), or (iii) as necessary for the Participant to receive a hardship distribution under the 401(k) Plan that is made prior to January 1, 2019.”

3.    Effective as of April 1, 2018, by substituting the following for Sections 7.2, 7.3, and 7.4 of the Plan:
“7.2    Claims Procedure. Any Participant, former Participant or Beneficiary who has a claim of any kind relating to the Plan must file such claim in writing with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after receipt of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Notwithstanding the foregoing, if the claim relates to a disability determination (‘Disability Claim’), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrative Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim and an explanation of why such material or information is necessary, (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability Claim), and (v) such other information required by ERISA (including, in the case of a denial of a Disability Claim based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, an explanation of the scientific or clinical judgment for the claim determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request). For Disability Claims filed after April 1, 2018 (‘New Disability Claims’), such notice shall also include: (a) a statement that, upon request and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim; (b) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the claim determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (c) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (1) the views of health care professionals treating the claimant and vocational professionals who evaluated the claimant that were provided by the claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, without regard to whether the advice was relied upon in making the denial, and (3) a disability determination regarding the claimant made by the Social Security Administration if provided by the claimant.
7.3    Review Procedures. A claimant or his/her authorized representative may appeal a denied claim under the Plan by filing a written request for review of such denial with the Administrative Committee within sixty (60) days after the receipt of the denial (one hundred and eighty (180) days in the case of a Disability Claim). Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant or his/her authorized representative shall have the right to review all pertinent documents and to submit written comments, documents and other information relating to the claim. In addition, for Disability Claims, the following rules shall apply: (i) the claim review shall be made by a person different from the person who made the initial determination, and such person will not be the original decision-maker’s subordinate or afford deference to the initial claim denial; (ii) in the case of a claim denied on the grounds of a medical judgment, the Administrative Committee will consult with a health care professional with appropriate training and experience; (iii) the health care professional who is consulted on appeal shall not be the individual who was consulted during the initial determination or a subordinate of such person; and (iv) if the advice of a medical or vocational expert was obtained by the Plan in connection with the denial of a claim, the Administrative Committee shall provide the claimant with the names of each such expert, regardless of whether the advice was relied upon. Effective for New Disability Claims, before the Administrative Committee may issue a denial on appeal, the Administrative Committee will provide the claimant, free of charge, with any new or additional evidence that was considered, relied upon, or generated in connection with the claim. In addition, before the Administrative Committee may issue a denial on appeal based on new or additional rationale, the Administrative Committee will provide the claimant, free of charge, with such rationale. The Administrative Committee will provide such evidence or rationale, as applicable, as soon as possible and sufficiently in advance of the date by which a response to the claimant’s appeal must be provided (as described above) in order to provide the claimant with a reasonable opportunity to respond prior to that date.
The Administrative Committee shall issue a decision not later than sixty (60) days after receipt of such request for review (forty-five (45) days in the case of a Disability Claim), unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review (ninety (90) days in the case of a Disability Claim). The claimant or his/her authorized representative will be notified in writing of any such extension before the end of the original 60-day review period (or 45-day review period in the case of a Disability Claim), as well as the circumstances requiring the extension, the date by which a decision is expected to be rendered and such other information required by ERISA. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA (including, in the case of a denial of a Disability Claim based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, an explanation of the scientific or clinical judgment for the claim determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request)), as well as an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim, including, for New Disability Claims, the applicable time limits for doing so and the calendar date on which the time limit expires). For New Disability Claims, such written decision on review shall also include: (a) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (b) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (1) the views of health care professionals treating the claimant and vocational professionals who evaluated the claimant that were provided by the claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the advice was relied upon in making the denial, and (3) a disability determination regarding the Participant made by the Social Security Administration if provided by the Claimant.
7.4    Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Any Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan (unless a court determines, pursuant to Department of Labor Regulation Section 2560.503-1(l)(2), that the Plan’s claims and appeal procedures were not followed with respect to New Disability Claims and should be deemed exhausted). If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the claimant no later than one (1) year after the Administrative Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.”
IN WITNESS WHEREOF, the Company, by its duly authorized delegate, has executed this Second Amendment to the restated Plan on the date specified below.

Dated: December 21, 2018	APPLIED MATERIALS, INC. By: Christina Lai Christina Lai, Vice President Corporate Legal Affairs

1
Applied Materials, Inc. - Confidential